Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

GROWLIFE, INC.,

(A DELAWARE CORPORATION),

INTO

PHOTOTRON HOLDINGS, INC.,

(A DELAWARE CORPORATION)

(under Section 253 of the General Corporation Law of the State of Delaware)

The undersigned, on behalf of Phototron Holdings, Inc., a corporation duly organized and existing under the laws of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: Phototron Holdings, Inc. (the “Corporation”) was incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of which permit the merger of one or more subsidiary corporations organized and existing under the laws of said State or the laws of another state into a parent corporation organized and existing under the laws of said State.

SECOND: The Corporation owns 100% of the issued and outstanding shares of the common stock of Growlife, Inc., a corporation incorporated pursuant to the DGCL (“Subsidiary”), and having no class of stock outstanding other than such common stock.

THIRD: The Corporation, by the following resolutions adopted by its Board of Directors, duly adopted by unanimous written consent of the members thereof on June 22, 2012, determined to merge Subsidiary into itself, effective as set forth below:

“WHEREAS, the Corporation lawfully owns 100% of the issued and outstanding shares of the common stock of Growlife, Inc., a Delaware corporation (“Subsidiary”);

WHEREAS, Subsidiary has no class of stock outstanding other than common stock;

WHEREAS, there has been presented a form of Certificate of Ownership and Merger, and certain other agreements and other writings (collectively, the “Merger Documents”) to accomplish the merger of Subsidiary into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (“Merger”);

WHEREAS, pursuant to the Merger, the separate existence of Subsidiary shall cease, the outstanding capital stock of Subsidiary shall be cancelled, and the Corporation shall succeed, without other transfer, act, or deed, to all the rights and property, whether real, personal or mixed, of Subsidiary and shall be subject to all the debts and liabilities of Subsidiary in the same manner as if the Corporation had itself incurred them, and each share of the capital stock of the Corporation shall remain outstanding and unaffected;

WHEREAS, upon the consummation of the Merger, the name of the Corporation shall be changed to “GrowLife, Inc.”; and

WHEREAS, the Board believes the Merger to be in the best interest of the Corporation and its stockholders.

NOW, THEREFORE, BE IT RESOLVED, that the Merger including the assumption of all of the obligations and liabilities of Subsidiary by the Corporation and the transactions contemplated under the Merger Documents are hereby adopted and approved;

RESOLVED FURTHER, that the forms, terms and provisions of the Merger Documents are hereby adopted and approved;

RESOLVED FURTHER, that upon the Merger becoming effective and without any action on the part of any holder thereof each outstanding share of the common stock of Subsidiary shall be cancelled without consideration therefor;

RESOLVED FURTHER, that upon the Merger becoming effective the name of the Corporation shall be changed to “GrowLife, Inc.”;

RESOLVED FURTHER, that the officers of the Corporation, and each of them, are hereby authorized and directed to cause the Corporation to perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby;

RESOLVED FURTHER, that the officers of the Corporation, and each of them, are hereby authorized, for and on behalf of the Corporation, to modify, amend or revise the forms, terms and provisions of the Merger Documents, to execute, deliver and/or file any and all documents, certificates, instruments, agreements and notices, and to perform or cause to be performed any and all acts as may, in their judgment, be necessary or desirable to accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby and the Merger Documents therein approved whether within or without the State of Delaware and any other state necessary, the making of any such modification, amendment or revision, the taking of any such actions and/or the execution, delivery or filing of any such documents or instruments serving as conclusive evidence that the individual making such modification, amendment or revision, taking such action and/or executing, delivering or filing such document or instrument deemed the same to be necessary or advisable;

RESOLVED FURTHER, that the officers of the Corporation, and each of them, are hereby authorized, directed and empowered by and on behalf of the Corporation to cause any notice required by the securities laws of any state or jurisdiction to be prepared and filed on behalf of the Corporation with the appropriate securities regulatory agency together with any required consent to service of process and the payment of any requisite fee; and

RESOLVED FURTHER, that the actions of the officers and other agents of the Corporation and each of them, previously taken in connection with the negotiation of the Merger and/or the preparation of the forms, terms and provisions of the Merger Documents are hereby adopted and approved.”

FOURTH: The board of directors of Subsidiary has approved the Merger.

FIFTH: The Merger shall become effective at 5:00 p.m. (EST) on August 6, 2012.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned does further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Ownership and Merger are true and correct of his own knowledge.

July 25, 2012

By: /s/ Sterling C. Scott

Sterling C. Scott

Chief Executive Officer